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                                                                     Exhibit 5.1

                                                                  April 29, 1999

TownPagesNet.com plc
11 Market Square
Alton, Hampshire GU34 1HD


Ladies and Gentlemen:

1. We have acted as English law advisers to TownPagesNet.com plc, a public company limited by shares incorporated under the laws of England and Wales, in connection with:

1.1 an offer ("Offer") of American Depositary Shares ("ADSs") representing ordinary shares of the Company, 1p per share nominal value ("Shares"), which have been registered under the US Securities Act of 1933, as amended, pursuant to a registration statement on Form F-1 (File No. 333-72075) of the Company filed with the Securities and Exchange Commission on February 10, 1999, as amended (collectively, "Registration Statement").

2. For the purposes of giving this opinion we have examined originals or copies, certified or otherwise identified to our satisfaction, such corporate records, agreements, documents and other instruments and such other certificates or comparable documents of public officials and of officers and representatives of the Company, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth including in particular:

2.1 the Memorandum of Association of the Company ("Memorandum") and Articles of Association of the Company ("Articles") as are in effect at the date of this opinion;

2.2 a copy of minutes of a meetings of the Board of Directors of the Company evidencing the Board of Directors' approval of the Company entering into the Offer and the transactions contemplated thereby.

3.       In such examination and thus in giving this opinion, we have assumed:

3.1      that all documents submitted to us as copies conform to the originals;

3.2 that there have been no amendments to the Memorandum or the Articles from the form we have reviewed;

3.3 that the resolutions of the Board of Directors of the Company referred to in paragraph 2.2 above have not been amended or rescinded and are in full force and effect;

3.4 that the Company has not passed a members' voluntary resolution for the winding up of the Company, no petition has been presented or order made by a court for the winding up, dissolution or administration of the Company, and no receiver, trustee, administrator


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         or similar officer has been appointed in relation to the Company or any of its assets or revenues. In that respect, we confirm that we carried out:

         3.4.1. a search in the Companies Registry on 28th April, 1999 against the Company and at the time of the search, it revealed no evidence of any such event occurring; and

         3.4.2. a telephone search at the Central Registry of Winding Up Petitions against the Company on 28th April, 1999 which revealed no evidence of such events occurring.

3.5 that where any consents, directions, authorizations, approvals or instructions have to be obtained under any statute, by-law, ordinance, decree or other regulation or practice in respect of the Shares, they have been obtained or they will be forthcoming;

3.6 that where any liability or obligation or right or benefit of a holder of the Shares or issue of the Shares is dependent upon the satisfaction of conditions precedent that such conditions have been or will be duly and properly satisfied;

3.7 that there are no agreements or arrangements in existence, made prior to the Offer, which affect the enforceability of the Offer or the Shares in accordance with their terms;

3.8 that any document referred to in this opinion and executed or to be executed by the Company or its subsidiary has been or will be properly authorized, executed and delivered in accordance with the laws of the state of New York and of the United States and of any other relevant jurisdiction (other than England and Wales);

3.9 that you have relied and will continue to rely as to matters governed by the laws of the state of New York and of the United States upon the opinion or opinions of Greenberg Traurig, special United States counsel for the Company;

3.10 that there are no facts or circumstances in existence and no events have occurred which would render the issue and allotment of the Shares void or voidable or repudiated or frustrated or capable of rescission for any reason, and in particular (but without limitation) by reason of lack of consideration or any fraud or misrepresentation on the part of any of the parties thereto.

4. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

5. This opinion is given on the basis that it is governed by and will be construed in accordance with the laws of England and Wales. In particular, we express no opinion as to the enforceability, outside England and Wales, of any order or judgment obtained in the English courts.

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6.       Based on the foregoing, and subject to the qualifications stated
         herein, we are of the opinion that, save as disclosed in the Registration Statement;

6.1 each of the Company and Town Pages UK Limited ("TPL") has been duly incorporated and is validly existing under the laws of England and Wales;

6.2      when:

         6.2.1. the Registration Statement has become effective under the US Securities Act of 1933, as amended;

         6.2.2. the terms of the Shares and the terms of the issuance and sale of the Shares have been duly established as contemplated in the Registration Statement so as not to violate the applicable law or result in default under or breach of any agreement or instrument binding on the Company or TPL and so as not to comply with any requirement or restriction imposed by a court or government body having jurisdiction over the Company or TPL; and

         6.2.3. the Shares have been issued and sold as contemplated in the Registration Statement;

         then:

         the Shares have, insofar as English law governs the formalities of authorization, issuance and allotment, been duly authorized, issued and allotted by the Company except (x) the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, preference, reorganization, moratorium, the ability of the English Courts to stay proceedings if concurrent proceedings are being brought elsewhere or similar laws now or hereafter in effect relating to creditors' rights or remedies generally, (y) the availability of equitable remedies may be limited by equitable principles of general applicability and the discretion of the court before which any proceeding may be brought and
         (z) the enforceability of the rights to indemnification thereunder may be limited by US federal and state securities laws and public policy considerations.

7. This opinion is delivered as of the date of this letter and addressed to you and is solely for your benefit in connection with the Offer and accordingly it may not be relied upon for any other purpose or by any other person or entity.

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8.       We consent to the filing of this opinion as an exhibit to the
         Registration Statement relating to the Shares and to references to us under the headings "Service of Process and Enforcement of Liabilities" and "Legal Matters" in the Registration Statement relating to the Shares.


Yours faithfully



McFADDEN PILKINGTON & WARD